Exhibit 4.21

Syneron Beauty LTD.

2011 Equity Incentive Plan

Adopted by the Board of directors:  August 5, 2011
Approved by the Shareholders: August 9, 2011
1.           General.

(a)           Eligible Stock Award Recipients.  The persons eligible to receive Share Awards are Employees, Directors, and Consultants.

(b)           Available Stock Awards.  The Plan provides for the grant of the following Stock Awards: (i) Incentive Stock Options, and (ii) Nonstatutory Stock Options.

(c)           Purpose.  The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Stock Awards as set forth in Section 1(a), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate, and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Shares through the granting of Stock Awards.

2.           Definitions.

As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

“Administrator” means the Board of Directors of the Company, or one or more a committee to which the Board of Directors shall have delegated power to act on its behalf with respect to the Plan. Such committee shall compose of not less than two members of the Board.

“Affiliate” means (i) any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, and (ii) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  The Board shall have the authority to determine (i) the time or times at which the ownership tests are applied, and (ii) whether “Affiliate” includes entities other than corporations within the foregoing definition.

“Applicable Law” means all laws applicable to the grant of Options pursuant to this Plan including but not limited to the requirements under tax laws, social security laws, security laws, companies laws, any stock exchange or quotation system on which the Shares are listed or quoted, the applicable law in the country or jurisdiction of any such system, and  the applicable law of any other country or jurisdiction where Options are granted under the Plan.

“Board” means the Board of Directors of the Company.

“Capitalization Adjustment” has the meaning ascribed to that term in Section 12(a).

“Cause” means the occurrence of any of the following:  (i) conviction of the Participant of any felony or any crime involving fraud or dishonesty; (ii) the Participant’s participation (whether by affirmative act or omission) in a fraud, act of dishonesty or other act of misconduct against the Company and/or its Affiliates; (iii) conduct by the Participant which, based upon a good faith and reasonable factual investigation by the Company (or, if the Participant is an Officer, by the Board), demonstrates the Participant’s unfitness to serve; (iv) the Participant’s violation of any statutory or fiduciary duty, or duty of loyalty owed to the Company and/or its Affiliates; (v) the Participant’s violation of state or federal law in connection with the Participant’s performance of his/her job which has an adverse effect on the Company and/or its Affiliates; (vi) the Participant’s breach of any material term of any contract between the Participant and the Company and/or its Affiliates; (vii) the Participant’s repeated violation of Company policy which has a material adverse effect on the Company and/or its Affiliates and (viii) such Participant’s unsatisfactory job performance which is not cured within fifteen (15) days by the Participant following the Participant’s receipt of written notice of such unsatisfactory job performance.  Notwithstanding the foregoing, the Participant’s Disability shall not constitute Cause as set forth herein.  The determination that a termination is for Cause shall be made by the Company in its sole and exclusive judgment and discretion.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board.

“Company” means Syneron Beauty Ltd., a company incorporated under the laws of the State of Israel.

“Consultant” means any person, including an advisor but not including Non-employee director, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the Board of Directors of an Affiliate and is compensated for such services,.  However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated.  A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the corporation for which a Participant is rendering service ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such corporation ceases to qualify as an Affiliate.  For example, a change in status from an employee of the Company to a consultant of an Affiliate or to a Director shall not constitute an interruption of Continuous Service.  To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.  Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

“Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) a sale of all or substantially all of the assets of the Company; (ii) a sale (including an exchange) of all or substantially all of the capital share of the Company; or (iii) a merger, consolidation or like transaction of the Company with or into another corporation.

“Director” means a member of the Board.

“Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

“Employee” means any person employed by the Company or an Affiliate, with the status of employment determined based upon such minimum number of hours or periods worked as shall determined by the Administrator, subject to any requirements of the Code.  However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

“Fair Market Value” means, as of any date, the value of the Shares determined as follows: (i) if the Company’s shares are listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, Nasdaq Global Market or the Nasdaq Capital Market of the Nasdaq Stock Market, the Fair Market Value shall be the closing sales price of such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or (ii) if the Company's shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Company's shares on the last market trading day prior to the day of determination; or (iii) in the absence of an established market for the Company's shares, the Fair Market Value shall be determined in good faith by the Administrator (including in accordance with an independent third party valuation of the Company which may be obtained by the Administrator). Without derogating from the above, the Fair Market Value shall be in compliance with Section 409A of the Code, or in the case of an Incentive Stock Option, in compliance with Section 422 of the Code.

 “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

"IPO" means the initial public offering of shares of the Company and the listing of such shares for trading on any recognized stock exchange or over-the-counter or computerized securities trading system.

“Israeli Plan” means the Company’s 2011 Israeli Share Option Plan, as amended from time to time.

"Non Employee Director" means a director who is not an Employee.

“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

“Officer” means any person designated by the Company as an officer.

“Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase Shares granted pursuant to the Plan.

“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

 “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

“Plan” means this Syneron Beauty Ltd. 2011 Equity Incentive Plan, as amended from time to time.

“Securities Act” means the Securities Act of 1934, as amended from time to time.

"Shares" means the Company's common stock, par value NIS0.01 per share.

“Stock Award” means any right granted under the Plan, including but not limited to, an Option.

“Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant.  Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

“Syneron Medical” means Syneron Medical Ltd., a company incorporated under the laws of the state of Israel.

“Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

“Underlying Shares” means Shares issued or to be issued upon exercise of the Options granted in accordance with the Plan.

3.           Administration.

(a)           Power.  Subject to Applicable Law, the Certificate of Incorporation of the Company, and any resolution to the contrary by the Board, the Administrator is authorized, at its sole and absolute discretion, to exercise all powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan (subject to the approval of the Board, if such approval is required by Applicable Law) including without limitation:

(i)                        To determine from time to time (1) which of the persons eligible under the Plan shall be granted Stock Awards; (2) when and how each Stock Award shall be granted; (3) what type or combination of types of Stock Award shall be granted; (4) the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Shares pursuant to a Stock Award; (5) the number of Shares with respect to which a Stock Award shall be granted to each such person; and (6) the terms and conditions under which a Participant may elect to receive Shares of Syneron Medical upon the exercise of the Option or in exchange for the Underlying Shares.

(ii)                       To construe and interpret the Plan and Stock Awards granted thereunder, and to establish, amend and revoke rules and regulations for its administration.  The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii)                      To settle all controversies regarding the Plan and Stock Awards granted thereunder.

(iv)                       To accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(v)                        To effect, at any time and from time to time, with the consent of any adversely affected Participant, (1) the reduction of the exercise price of any outstanding Option under the Plan; (2) the cancellation of any outstanding Option under the Plan and the grant in substitution therefor of (a) a new Option under the Plan or another equity plan of the Company covering the same or a different number of Shares, (b) cash, and/or (c) other valuable consideration (as determined by the Administrator, in its sole discretion); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(vi)                       To amend the Plan or a Stock Award as provided in Section 13.

(vii)                     To terminate or suspend the Plan as provided in Section 14.

(viii)                    Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(ix)                      To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by individuals who are not United States nationals or employed outside the United States.

(b)            Limitations. Notwithstanding the provisions of Section 3(a) above, no interpretations, determinations or actions of the Administrator shall contradict the provisions of Applicable Law, and no waver or amendments with respect to the Plan shall have a material adverse affect on any Participant's rights in connection with any Option granted under the Plan without receiving the consent of such Participant.

4.           Shares Subject to the Plan.

(a)           Share Reserve.  Subject to the provisions of Section 12(a) relating to Capitalization Adjustments, the maximum number of Shares that may be issued pursuant to Stock Awards under the Plan shall not exceed 12,500 Shares.

(b)           Reversion of Shares to the Share Reserve.  If the Options shall for any reason expire or otherwise terminate or for any reason do not vest under the Plan, in whole or in part, without having been exercised in full, or if any Shares issued to a Participant pursuant to a Stock Award are forfeited back to or repurchased by the Company because of or in connection with the failure to meet a contingency or condition required to vest such shares in the Participant, the Shares not acquired, such Stock Award or the Shares forfeited or repurchased under such Stock Award shall revert to and again become available for issuance under the Plan. Shares subject to the Options that are exercised shall not be available for subsequent awards. The following transactions shall not result in additional shares becoming available for subsequent awards under the Plan: (i) the election to exercise option for common shares of Syneron Medical; and (ii) Shares withheld for taxes; (iii) Shares repurchased by the Company.

(c)           Source of Shares.  The stock issuable under the Plan shall be authorized but unissued or repurchased Shares, including shares repurchased by the Company on the open market.

5.           Eligibility.

(a)           Eligibility for Specific Stock Awards.  Incentive Stock Options may be granted only to Employees.  Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b)           Ten Percent Stockholders.

(i)                        A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred and ten percent (110%) of the Fair Market Value of the Shares on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(ii)                       A Ten Percent Stockholder shall not be granted a Nonstatutory Stock Option unless the exercise price of such Option is at least one hundred and ten percent (110%) of the Fair Market Value of the Shares on the date of grant.

(c)           Consultants.  A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, either the offer or the sale of the Company’s securities to such Consultant is not exempt under Rule 701 of the Securities Act (“Rule 701”) because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of some other provision of Rule 701.

6.           Option Provisions.

Each Option shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate.  All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for Shares purchased on exercise of each type of Option.  The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a)           Term.  Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date of grant.

(b)           Exercise Price of an Incentive Stock Option.  Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Shares subject to the Option on the date the Option is granted.  Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Sections 409A and 424(a) of the Code.

(c)           Exercise Price of a Nonstatutory Stock Option.  Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Shares subject to the Option on the date the Option is granted.  Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code.

(d)           Consideration.  The purchase price of Shares acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Administrator in its sole discretion, by any combination of the methods of payment set forth below.  The Administrator shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment.  The methods of payment permitted by this Section 6(d) are:

(i)                         by cash or check;

(ii)                       pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Shares, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)                      by delivery to the Company (either by actual delivery or attestation) of Shares;

(iv)                       by a “net exercise” arrangement pursuant to which the Company will reduce the number of  Shares issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such holding back of whole shares; provided, however, Shares will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (i) shares are used to pay the exercise price pursuant to the “net exercise,” (ii) shares are delivered to the Participant as a result of such exercise, and (iii) shares are withheld to satisfy tax withholding obligations;

(v)                        according to a deferred payment or similar arrangement with the Optionholder; provided, however, that interest shall compound at least annually and shall be charged at the minimum rate of interest necessary to avoid (i) the imputation of interest income to the Company and compensation income to the Optionholder under any applicable provisions of the Code, and (ii) the classification of the Option as a liability for financial accounting purposes; or

(vi)                       in any other form of legal consideration that may be acceptable to the Administrator.

(e)           Transferability of Options.  The Administrator may, in its sole discretion, impose such limitations on the transferability of Options as the Administrator shall determine.  In the absence of such a determination by the Administrator to the contrary, the following restrictions on the transferability of Options shall apply:

(i)                       Restrictions on Transfer.  An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.

(ii)                      Beneficiary Designation.  Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.  In the absence of such a designation, the executor or administrator of the Optionholder’s estate shall be entitled to exercise the Option.

(f)            Vesting of Options Generally.  The total number of Shares subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal.  The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on performance or other criteria) as the Administrator may deem appropriate.  The vesting provisions of individual Options may vary.  The provisions of this Section 6(f) are subject to any Option provisions governing the minimum number of Shares as to which an Option may be exercised, as determined in Section 6(f).

(g)           Termination of Continuous Service.  In the event that an Optionholder’s Continuous Service terminates (other than for Cause or upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement, which period shall not be less than thirty (30) days), or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(h)           Extension of Termination Date.  An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than for Cause or upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(i)            Disability of Optionholder.  In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Option has vested within the 60th day after the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) one (1) year following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement, which period shall not be less than six (6) months), or (ii) the expiration of the term of the Option as set forth in the Option Agreement.  If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(j)            Death of Optionholder.  In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent that the Option has vested within the 60th day after the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death pursuant to Section 6(e)(ii), but only within the period ending on the earlier of (i) one (1) year following the date of death (or such longer or shorter period specified in the Option Agreement, which period shall not be less than six (6) months), or (ii) the expiration of the term of such Option as set forth in the Option Agreement.  If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(k)           Termination for Cause.  In the event that an Optionholder’s Continuous Service is terminated for Cause, the Option shall terminate immediately and cease to remain outstanding. If subsequent to the Participant's termination of Continuous Service, but prior to the exercise of Options granted to such Participant, the Administrator determines that either prior or subsequent to the Participant's termination of Continuous Service, the Participant engaged in conduct that would constitute Cause, then the Participant's right to exercise the Option granted to such Participant shall immediately cease upon such determination and the Options shall thereupon expire.

(l)            Non-Exempt Employees.  No Option granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any Shares until at least six (6) months following the date of grant of the Option.  The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from the employee’s regular rate of pay.

(m)          In unique circumstances, pertaining to the termination of Continuous Service of a certain Participant, the Administrator may at its sole discretion decide to extend any of the periods stated above in Sections 6(g)- 6(l).

7.           GRANT AND ALLOCATION OF OPTIONS

(a)           Date of Grant. The date on which Options shall be deemed granted under the Plan shall be the date on which the Company's Board approved the grant or the date specified as the date of grant in the Option Agreement, if specified (the "Date of Grant").

(b)           Material Breach. In an event of a material breach by a Participant of the terms of this Plan or the Option Agreement provided to the Participant, or the applicable engagement agreement with such Participant, and without derogating any of the remedies available to the Company under any Applicable Law, the Company may, at its sole discretion, after sending a written notice to such Participant, forfeit the right of the Participant to some or all the Options granted to such Participant.

8.           EXERCISE OF OPTIONS AND SALE OF SHARES

(a)           Minimum Exercise. Unless otherwise determined by the Administrator, no exercise of Options by any Participant shall for a quantity of less than 10% of the granted Options. An Option may not be exercised for fractional shares. The exercise of a portion of the granted Options shall not cause the expiration, the termination or the cancellation of the remaining unexercised Options.

(b)           Manner of exercise. An option may be exercised upon the fulfillment of the following:

Notice of Exercise

The execution by the Participant, and delivery to the Company (at its principal office), of an exercise notice form as prescribed by the Administrator, including but not limited to: (i) the identity of the Participant, (ii) the number of Options to be exercised, and (iii) the exercise price to be paid (the “Notice of Exercise”).

Exercise Price

The payment by the Participant to the Company, in such manner as shall be determined by the Administrator, of the exercise price with respect to all the Options exercised, as set forth in the Notice of Exercise.

Issuance of Underlying Shares

Upon the delivery of a duly signed Notice of Exercise and the payment to the Company of the Exercise Price with respect to all the Options specified therein, the Company shall issue the Underlying Shares to the Participant.

Expenses

All costs and expenses including broker fees and bank commissions, derived from the exercise of Options or Underlying Shares, shall be borne solely by the Participant.

(c)           Exercise Restrictions. Notwithstanding anything to the contrary herein, in the event the Participant initiates any legal proceedings to be maintained or instituted against the Company or its respective past, present and future officers, directors, employees, consultants, holders of equity securities, Affiliates, successors and assigns (the “Company Representatives”) or participates in any manner in any legal proceedings against the Company or its respective Company Representatives at any time, the Participant's right to exercise any unexercised Options granted to such Participant, whether vested or not on such date, shall cease as of such date and the Options shall thereupon expire.

9.           WAIVER OF OPTIONS GRANTED.

At any time prior to the expiration of any unexercised Granted Option, a Participant may waive his rights to such Option by a written notice to the Company's principal office. Such notice shall specify the number of granted Options, which the Participant waives, and shall be signed by the Participant. Upon receipt by the Company of a notice of waiver of such rights, such Options shall expire and shall become available for future grants and allocations under the Plan.

10.         Covenants of the Company.

(a)           Availability of Shares.  During the terms of the Stock Awards, the Company shall keep available at all times the number of Shares required to satisfy such Stock Awards.

(b)           Securities Law Compliance.  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell Shares and/or shares of Syneron Medical in accordance with the Election (as defined below) upon exercise of the Stock Awards; If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Shares under the Plan, the Company shall be relieved from any liability for failure to issue and sell Shares upon exercise of such Stock Awards unless and until such authority is obtained.

11.         Miscellaneous.

(a)           Use of Proceeds.  Proceeds from the sale of Shares pursuant to Stock Awards shall constitute general funds of the Company.

(b)           Rights as a Shareholder.  Unless otherwise specified in the Plan, a Participant shall not have any rights as a shareholder with respect to Underlying Shares issued under this Plan, until such time as the shares shall be registered in the name of the Participant in the Company's registry of shareholders.

(c)           Dividend.  The Participants shall be entitled to receive cash dividends paid to shareholders of the Company with respect to Underlying Shares issued to them under this Plan. Payments of such dividends to the Participants shall be subject to any required tax being withheld or otherwise deducted by the Company.

(d)           Acceleration of Exercisability and Vesting.  The Administrator shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(e)           Restrictions on Stock Awards and Shares.  Unless otherwise determined by the Board or specified by this Plan, prior to the Company’s IPO or Corporate Transaction, the Stock Awards or any Shares underlying the Stock Awards may not be sold assigned, transferred, pledged, hypothecated or otherwise dispose. Any disposition of Stock Awards carried out by the Participant before an IPO, without the Administrator's prior written approval, shall be null and void.

(f)            Lock Up. If the Company engages in a financial transaction or conducts a public offering, at the request of the investors in such transaction or underwriters, as the case may be, the Administrator may determine that the Stock Awards issued pursuant to the exercise of Options may be subject to a lock-up period of up to 180 days, or such longer period of time as may be recommended by the Board, during which time Participants shall not be allowed to sell Shares. As a condition for the grant of Options and issuance of Stock Awards thereunder, each Participant shall execute such other documents and/or agreements as shall be determined by the      Administrator at its sole discretion.

(g)           Acknowledgment to Restrictions. As a condition for the grant of Options and issuance of Stock Awards thereunder, each Participant shall acknowledge the terms and provisions of the corporate documents of the Company, including organizational documents, as amended from time to time, and all other agreements among the shareholders of the Company, which are applicable to the holders of  the Company's shares and shall agree to be bound by their terms with respect to any restriction applicable to the shares of the Company (including without limitation, any rights of first refusal, co-sale and bring along provisions, as applicable).

(h)           Voting. Until consummation of the Company’s IPO, Shares issued to a Participant, shall be voted by an irrevocable proxy assigned to the Chief Executive Officer or any other representative, who has been appointed by the Company’s Board of Directors as a representative (the “Representative”). The Company’s Board of Directors may, at its discretion, replace the Representative from time to time. Shares subject to proxy shall be voted by the Representative on any issue or resolution brought before the stockholders of the Company in the same proportion as the vote of the other Shares of the Company (i.e., if 80% of the other outstanding Shares of the Company will be voted in favor of a certain resolution, and 20% will be voted against, the outstanding Shares subject to proxy will be voted in the same manner). Each Participant, upon execution of the irrevocable proxy specified above, undertakes to hold the Representative harmless from any and all claims related or connected to said proxy. The Representative shall be indemnified and held harmless by the Company against any cost or expense (including attorneys’ fees) reasonably incurred by the Representative, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the voting of the Shares subject to proxy,  unless arising out of the Representative’s own fraud or gross negligence, to the extent permitted by applicable law. In the event the Representative shall have indemnification by virtue of other functions or services he or she performs for the Company or Affiliate (whether by agreement, insurance policy or decision of the appropriate corporate body(ies) of the Company and/or Affiliate), this indemnification shall be in addition to any such other indemnification.

(i)            No Employment or other Service Rights.  Nothing in the Plan, any Stock Award Agreement, or any other instrument executed thereunder or any Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(j)            Incentive Stock Option $100,000 Limitation.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(k)          Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Shares under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Shares subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Shares.  The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of Shares under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.  The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws and such other agreement by and between the Company and its stockholders, including, but not limited to, legends restricting the transfer of the Shares.

(l)           Withholding Obligations.  To the extent provided by the terms of a Stock Award Agreement, the Company and/or an Affiliate may, in their sole discretion, including with respect to the issuance of shares of Syneron Medical pursuant to section 17 below, satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means (in addition to the Company’s and/or its Affiliates' right to withhold from any compensation paid to the Participant by the Company or its Affiliates) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding Shares from the Shares issued or otherwise issuable to the Participant in connection with the Stock Award; provided, however, that no Shares are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding shares of Syneron Medical from the shares of Syneron Medical issued or otherwise issuable to the Participant in connection with the Stock Award; provided, however, that no such shares are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes);  or (iv) by such other method as may be set forth in the Stock Award Agreement.

(m)          Electronic Delivery.  Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

12.         Adjustments upon Changes in Shares; Corporate Transactions.

(a)           Capitalization Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall appropriately and proportionately adjust the number and class of securities that may be delivered under the Plan and/or the number, class, and exercise price of securities covered by each outstanding Stock Award.  Upon the occurrence of any such adjustment, references in this Plan to Shares shall be construed to mean the Shares of the Company subject to the Plan as so adjusted by the Administrator.

(b)           Corporate Transaction.  In the event of a Corporate Transaction or IPO, the Administrator in its sole discretion, shall decide:

(i)                        if and how the vesting period of unvested Stock Awards shall be accelerated;

(ii)                       if and how vested Stock Awards (including Stock Awards with respect to which the vesting period has been accelerated according to Section 12(b)(i)) shall be exercised, replaced and/or sold by the Company or the Participant (as the case may be) on behalf of the Participants; and

(iii)                      how Underlying Shares issued upon exercise or vesting of Options shall be replaced and/or sold by the Company or the Participant (as the case may be) on behalf of the Participants.

13.         Amendment of the Plan and Stock Awards.

(a)           Amendment of Plan.  Subject to the limitations, if any, of applicable law, the Board at any time, and from time to time, may amend the Plan.  However, except as provided in Section 12(a) relating to Capitalization Adjustments, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy applicable law.

(b)           Stockholder Approval.  The Board, in its sole discretion, may submit any other amendment to the Plan for stockholder approval.

(c)           Contemplated Amendments.  It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d)           No Impairment of Rights.  Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

(e)           Amendment of Stock Awards.  The Administrator, at any time and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

14.         Termination or Suspension of the Plan.

(a)           Plan Term.  The Administrator may suspend or terminate the Plan at any time.  Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Administrator, or (ii) the date the Plan is approved by the stockholders of the Company.  No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)           No Impairment of Rights.  Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

15.         REQUIRED APPROVALS.

  The Plan is subject to the receipt of all approvals required under the Applicable Law.

16.         NO CONFLICTS.

  In the event of any conflict between the terms of the Plan and the Option Agreement, the Plan shall prevail, unless the Option Agreement stated specifically that the conflicting provisions in the Option Agreement shall prevail.

17.         Exchange of shares.

(a)           Until an IPO of the Company, and so long as Syneron Medical holds, directly or indirectly, 100% of the outstanding share capital of the Company (except for Underlying Shares), the Participant may elect, subject to Administrator's approval, to receive upon the exercise of the vested Options, Shares of Syneron Medical (instead of Shares of the Company) (the "Election"). The Election may be made for all or a portion of the Options which have vested and are exercisable on the date of the election; provided that fraction of common shares of Syneron Medical that shall not be issued and the number of Syneron Medical's common shares received by the Participant shall be rounded down to the closest number of ordinary Shares.

(b)           The number of common shares of Syneron Medical to be issued to the Participant upon the Election will be calculated based on the then current Fair Market Value of the Underlying Shares subject to the election and divided by the average value of the closing price of Syneron Medical's shares during the thirty (30) trading days immediately preceding the date of such election.

(c)           Without derogating from any applicable terms and conditions under the Plan, the Administrator shall not approve any election to receive shares of Syneron Medical upon the exercise of the Options unless: (i) the vesting period of the Options, for which the Election is made, has been lapsed, (ii) Syneron Medical holds 100% of the share capital of the Company (except for Underlying Shares), (iii) Syneron Medical's shares are listed on an established stock exchange or a national market system, including without limitation the Nasdaq Global Select Market, Nasdaq Global Market or the Nasdaq Capital Market of the Nasdaq Stock Market.

18.         Effective Date of Plan.

The Plan shall become effective as determined by the Board, but no Stock Award shall be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

19.         Choice of Law.

    The law of the State of Israel shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to this Plan.